Exhibit 99.1

NEWS

One University Plaza, Suite 307 Hackensack, NJ 07601 Tel: 201-808-8400

Champions Oncology Reports Quarterly Revenue of $6.7 Million

Hackensack, NJ – September 16, 2019 – Champions Oncology, Inc. (Nasdaq: CSBR), engaged in an end-to-end range of research and development technology solutions and services to improve the development and use of oncology drugs, today announced its financial results for the first fiscal quarter ended July 31, 2019.

First Quarter and Recent Business Highlights:

•	Quarterly revenue of $6.7 million, an increase of 8.2% year-over-year

•	Record quarterly bookings

•	Launched clinical flow services

Ronnie Morris, CEO of Champions, commented, “While our first quarter financial results were slightly weaker than expected, the cause was mainly due to the timing of study completions and revenue recognition.”

Morris added, “We began aggressively selling our recently launched flow cytometry services during the quarter, expanding sales efforts beyond our core PDX offerings. We have multiple opportunities in the pipeline and look forward to finalizing deals in the coming months. With the combination of continued strength in our core bookings and new product launches, we remain confident in the long term prospects for the Company.”

David Miller, CFO of Champions added, “As expected, our revenue declined from the fourth quarter but grew 8% year over year. We anticipate this growth rate will be the low point for the year. The overall health of our business remains strong with continued growth from our core products. With the launch of our clinical flow cytometry services, we expect meaningful contribution to our financial results over the long term.”

First Fiscal Quarter Financial Results

For the first quarter of fiscal 2020, revenue increased 8.2% to $6.7 million compared to $6.2 million for the first quarter of fiscal 2019. The increase in revenue is due to increased sales, both in number and size of studies, and growth of the platform. Total costs and operating expenses for the first quarter of fiscal 2020 were $7.4 million compared to $5.7 million for the first quarter of fiscal 2018, an increase of $1.6 million or 28.0%.

Exhibit 99.1

For the first quarter of fiscal 2020, Champions reported a loss from operations of $614,000, including $131,000 in stock-based compensation and $182,000 in depreciation expenses, an increase in the loss of $1.1 million compared to the income from operations of $481,000, inclusive of $83,000 in stock-based compensation and $118,000 depreciation expenses, in the first quarter of fiscal 2018. Excluding stock-based compensation and depreciation, Champions reported loss from operations of $301,000 for the first quarter of fiscal 2020 compared to an income from operations, excluding stock-based compensation and depreciation, of $682,000 in the first quarter of fiscal 2018 a decrease of $983,000.

Cost of oncology solutions was $3.8 million for the three months ended July 31, 2019, an increase of $669,000, or 21.7% compared to $3.1 million for the three months ended July 31, 2018. For the three months ended July 31, 2019, gross margin was 44.3% compared to 50.5% for the three months ended July 31, 2018. The increase in cost of oncology services for the three month period was mainly due to an increase in salaries, mice costs, and lab supplies resulting from the increase in study volume. Gross margin varies based on timing differences between expense and revenue recognition and was impacted by the increase in cost ahead of the revenue related to the studies performed.

Research and development expense was $1.3 million for the three months ended July 31, 2019, an increase of $215,000, or 19.8%, compared to $1.1 million for the three months ended July 31, 2018. The increase is due to lab costs and salaries related to new product development costs. Sales and marketing expense for the three months ended July 31, 2019 was $870,000, an increase of $352,000, or 68.0%, compared to $518,000 for the three months ended July 31, 2018. The increase was mainly due to the expansion of the sales force and commission accrual. General and administrative expense was $1.4 million for the three months ended July 31, 2019 compared to $1.1 million for the three months ended July 31, 2018, an increase of $371,000 or 35.2%. The increase for the three month period is mainly due to the increase in salary expense and audit fees.

Net cash used was $1.0 million for the three months ended July 31, 2019 compared to cash generated of $160,000 for the same period last year. Included in the $1.0 million spend for the quarter was an investment of $750,000 in new lab equipment.

The Company ended the quarter with $2.2 million of cash and reiterated its position that it does not intend to raise capital to fund operations.

Conference Call Information:

The Company will host a conference call today at 4:30 p.m. EDT (1:30 p.m. PDT) to discuss its first quarter financial results. To participate in the call, please call 844-602-0380 (domestic) or 862-298-0970 (international) 10 minutes ahead of the call and give the verbal reference "Champions Oncology."

Full details of the Company’s financial results will be available Monday, September 16, 2019 in the Company’s Form 10-Q at www.championsoncology.com.

* Non-GAAP Financial Information

See the attached Reconciliation of GAAP net (loss) income to Non-GAAP net (loss) income for an explanation of the amounts excluded to arrive at Non-GAAP net (loss) income and related Non-GAAP (loss) earnings per share amounts for the nine months ended July 31, 2019 and 2018. Non-GAAP financial measures provide investors and management with supplemental measures of operating performance and

Exhibit 99.1

trends that facilitate comparisons between periods before and after certain items that would not otherwise be apparent on a GAAP basis. Certain unusual or non-recurring items that management does not believe affect the Company’s basic operations do not meet the GAAP definition of unusual or non-recurring items. Non-GAAP net (loss) income and Non-GAAP (loss) earnings per share are not, and should not be viewed as a substitute for similar GAAP items. Champions’ defines Non-GAAP dilutive (loss) earnings per share amounts as Non-GAAP net (loss) earnings divided by the weighted average number of diluted shares outstanding. Champions’ definition of Non-GAAP net (loss) earnings and Non-GAAP diluted (loss) earnings per share may differ from similarly named measures used by other companies.

About Champions Oncology, Inc.

About Champions Oncology

Champions Oncology, Inc. is engaged in the development of advanced technology solutions and services to personalize the development and use of oncology drugs. The Company's technology platform is a novel approach to personalizing cancer care based upon the implantation of primary human tumors in immune deficient mice followed by propagation of the resulting engraftments, or Champions TumorGrafts, in a manner that preserves the biological characteristics of the original human tumor in order to determine the efficacy of a treatment regimen. The Company uses this technology in conjunction with related services to offer solutions for pharmaceutical and biotechnology companies seeking personalized approaches to drug development that can lower the cost and increase the speed of developing new drugs. TumorGrafts are procured through agreements with a number of institutions in the U.S. and overseas as well as through Champions' Personalized Oncology Solutions business, in which results help guide the development of personalized treatment plans for individual patients. For more information visit Champions Oncology, Inc's website (www.championsoncology.com).

This press release may contain "forward-looking statements" (within the meaning of the Private Securities Litigation Act of 1995) that inherently involve risk and uncertainties. Champions Oncology generally uses words such as "believe," "may," "could," "will," "intend," "expect," "anticipate," "plan," and similar expressions to identify forward-looking statements. One should not place undue reliance on these forward-looking statements. The Company's actual results could differ materially from those anticipated in the forward-looking statements for many unforeseen factors. See Champions Oncology's Form 10-K for the fiscal year ended April 30, 2019 for a discussion of such risks, uncertainties and other factors. Although the Company believes the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and Champions Oncology's future results, levels of activity, performance or achievements may not meet these expectations. The Company does not intend to update any of the forward-looking statements after the date of this press release to conform these statements to actual results or to changes in Champions Oncology's expectations, except as required by law.

Champions Oncology, Inc.
(Dollars in thousands)

Reconciliation of GAAP to Non-GAAP Net (Loss) Income (Unaudited)

	Three Months Ended July 31,
	2019	2018
Net (loss) income - GAAP	$(641)	$482
Less:
Stock-based compensation	131	83
Net (loss) income - Non-GAAP	$(510)	$565

Reconciliation of GAAP EPS to Non-GAAP EPS (Unaudited)

	Three Months Ended July 31,
	2019	2018
EPS – GAAP, basic and diluted	$(0.06)	$0.04
Less:
Effect of stock-based compensation on EPS	0.01	0.01
EPS - Non-GAAP, basic and diluted	$(0.05)	$0.05

Unaudited Condensed Consolidated Statements of Operations

	Three Months Ended July 31,
	2019	2018
Oncology services revenue	$6,737	$6,225
Cost of oncology services	3,752	3,083
Research and development	1,303	1,088
Sales and marketing	870	518
General and administrative	1,426	1,055
(Loss) income from operations	(614)	481
Other expense (income)	12	(1)
Net (loss) income before provision for income taxes	(626)	482
Benefit from income taxes	15	—
Net (loss) income	$(641)	$482

Net (loss) income per common share outstanding
basic	$(0.06)	$0.04
and diluted	$(0.06)	$0.04

Weighted average common shares outstanding
basic	11,619,538	11,012,281
and diluted	11,619,538	12,618,021

Condensed Consolidated Balance Sheets

	January 31, 2019	April 30, 2018
	(unaudited)
Cash	$2,202	$3,237
Accounts receivable	3,891	4,377
Other current assets	256	308
Total current assets	6,349	7,922

Operating lease right-of-use assets, net	3,103	—
Property and equipment, net	3,113	2,546
Other long term assets	128	128
Goodwill	669	669
Total assets	$13,362	$11,265

Accounts payable and accrued liabilities	$3,495	$3,987
Current portion of finance lease	9	16
Current portion of operating lease liabilities	457	—
Deferred revenue	3,969	4,022
Total current liabilities	7,930	8,025

Deferred rent	—	851
Non-current operating lease liabilities	3,553	—
Other Non-current Liability	151	151
Total liabilities	11,634	9,027

Stockholders’ equity	1,728	2,238
Total liabilities and stockholders’ equity	$13,362	$11,265

Unaudited Condensed Consolidated Statements of Cash Flows

	Three Months Ended January 31,
	2019	2018
Cash flows from operating activities:
Net (loss) income	$(641)	$482
Adjustments to reconcile net cash provided by (used in) operations:
Stock-based compensation expense	131	75
Issuance of common stock for services	—	8
Operating lease right-of use assets	98	—
Depreciation and amortization expense	182	118
Allowance for doubtful accounts	6	—
Deferred rent	—	151
Changes in operating assets and liabilities	(55)	(498)
Net cash (used in) provided by operating activities	(279)	336

Cash flows from investing activities:
Purchases of property and equipment	(749)	(211)
Net cash used in investing activities:	(749)	(211)

Cash flows from financing activities:
Proceeds from the exercise of stock options	—	42
Finance lease payments	(7)	(7)
Net cash (used in) provided by financing activities:	(7)	35

Increase (decrease) in cash	(1,035)	160
Cash at beginning of period	3,237	1,006
Cash at the end of period	$2,202	$1,166

Non-cash investing activities:
Right-of-use assets obtained in exchange for operating lease liabilities	3,205	—
Purchase equipment under finance lease	—	249